Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2025, except for Notes 14, 17 and 21, as to which the date is June 16, 2025, with respect to the consolidated financial statements of Kilcoy Global Foods, Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Beijing, China

June 16, 2025